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                                                                    Exhibit 11


             UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------
             (In Thousands, Except Share and Per Share Amounts)
                                (Unaudited)


                                                         Three Months
                                                        Ended March 31,
                                                    ----------------------
                                                      1996          1995
                                                    --------      --------
Average number of shares outstanding...........      205,177       205,073

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................        1,163           459
                                                    --------      --------

Total average number of common and common
  equivalent shares............................      206,340       205,532
                                                    ========      ========

Income from continuing operations..............     $107,061      $129,494

Income from discontinued operations (Note 4)...       48,964        61,187
                                                    --------      --------

Net Income.....................................     $156,025      $190,681
                                                    ========      ========

Earnings per share:

  Income from continuing operations............     $   0.52      $   0.63

  Income from discontinued operations..........         0.24          0.30
                                                    --------      --------

  Net Income...................................     $   0.76      $   0.93
                                                    ========      ========
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